Exhibit 10.4

Amendment 1 to

Alliant Techsystems Inc. Management Compensation Plan

(as restated effective April 1, 2002)

The Alliant Techsystems Inc. Management Compensation Plan (as restated effective April 1, 2002) (the “Plan”) is hereby amended as follows:

Notwithstanding any provisions in the Plan requiring annual incentive payments to 162(m) Employees to be based upon the achievement of pre-established performance goals established in writing by the Committee no later than 90 days after the commencement of a Performance Period, provided that the outcome is substantially uncertain at the time the Committee actually establishes the goal, the Committee, in its discretion, may:

1.               determine that compliance with the provisions of Section 162(m) of the Internal Revenue Code in certain circumstances with respect to the administration of the Plan is not in the best interests of the Corporation, and

2.               specify at a time later than 90 days after the commencement of the Performance Period that the achievement of the Performance Goals will be determined and calculated without regard to the negative or positive effect of certain events affecting the Company.

Capitalized terms used herein and not defined herein shall have the respective meanings assigned to them in the Plan.

Except as expressly amended herein, the Plan shall remain in full force and effect in accordance with the terms and provisions as in effect on the date this Amendment 1 is adopted by the Board of Directors of the Company.